EXHIBIT 99.1
F I N A N C I A L RELATIONS BOARD	n e w s
RE: NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Robbie Atkinson	Marilynn Meek
Corporate Treasurer & Investor Relations	(General info)
(423) 743-9151	(212) 827-3773

FOR IMMEDIATE RELEASE November 4, 2014

NN, INC. REPORTS THIRD QUARTER AND NINE MONTHS 2014 RESULTS

•	Adjusted income from operations increase of $2.8 million to $10.6 million or 36% over the prior year’s third quarter
•	Adjusted net income for the third quarter $6.3 million, or $0.34 per diluted share as compared to $5.0 million, or $0.29 per diluted share for the same period in 2013
•	Quarterly sales rose $32.6 million to $125.6 million, or 35% over prior year’s third quarter
•	2014 full year expected revenue guidance raised to $490 to $500 million

Johnson City, Tenn, November 4, 2014 –NN, Inc., (NASDAQ: NNBR) a diversified industrial company, today reported its financial results for the period ended September 30, 2014. Adjusted income from operations for the third quarter increased $2.8 million, or 36% to $10.6 million as compared to $7.8 million for the third quarter of 2013. Adjusted net income increased to $6.3 million or $0.34 per diluted share compared to $5.0 million or $0.29 per diluted share for the same period in 2013.

Richard Holder, President and Chief Executive Officer, commented, “We are pleased with our operating performance in the third quarter and we continue to see growth in our existing and newly acquired businesses. Beginning with this quarter, and moving forward we are focusing on adjusted income from operations as the key metric for measuring our performance. We believe adjusted income from operations is the best indicator of performance in our core businesses and removes fluctuations resulting from non-recurring activities.”

Net sales for the third quarter of 2014 increased $32.6 million, or 35% to $125.6 million, compared to net sales of $93.0 million for the third quarter of 2013. This increase included approximately $29.3 million in net sales from the acquisitions made in 2014. Volume also increased by $3.3 million in existing businesses due to continued strong demand in Asia and North America.

As a percentage of net sales, cost of products sold in the third quarter of 2014 of 80.0% increased slightly as compared to 78.5% for last year’s third quarter due to acquisition and integration costs.

Reported net loss for the third quarter of 2014 was ($3.8) million, or a loss ($0.21) per diluted share. The loss includes $10.1 million of after-tax non-operating charges related to the acquisitions, expenses related to the retirement of previous debt, and foreign exchange losses on intercompany loans. Excluding these costs, adjusted net income for the third quarter of 2014 was $6.3 million, or $0.34 per diluted share, an increase of 26% as compared to adjusted net income for the same period in the prior year of $5.0 million, or $0.29 per diluted share.

Adjusted income from operations for the nine months ended September 30, 2014 increased $7.1 million or 32.4% to $29.0 million compared to $21.9 million for the same period in 2013. The increase in year to date adjusted income from operations was driven largely from $17.4 million in increased sales volume, operating improvements in existing businesses and one month of operating income from Autocam.

Net sales for the first nine months of 2014 increased $51.7 million, or 18.3 % to $334.8 million, compared to net sales of $283.1 million for the first nine months of 2013. This included approximately $35.4 million in net revenue from the acquisitions of Autocam, RFK, Chelsea Grinding, and V-S Industries during 2014. Continued strong demand in Europe, Asia and North America, accounted for the remainder of the increase.

Net income for the first nine months of 2014 was $6.6 million, or $0.36 per diluted share, compared to net income of $12.7 million, or $0.74 per diluted share, for the comparable period last year. Year to date net income includes costs related to our four acquisitions, debt retirement, and foreign exchange losses related to intercompany loans. Adjusted net income for the first nine months of 2014 excluding these non-recurring costs was $17.8 million, or $0.98 per diluted share.

Cost of products sold for the first nine months of 2014 of 79.1% decreased slightly as compared to 78.9% for the same period last year due to acquisition and integration costs.

Debt, net of cash, was $333.6 million at September 30, 2014, an increase of $300.2 million compared to $33.4 million at December 31, 2013. The increase was due primarily to the acquisition activity in the first nine months of 2014.

Richard Holder, President and Chief Executive Officer, commented, “We are pleased with our third quarter and nine month results which remained in line with our expectations. We expect our existing businesses to experience positive results in the fourth quarter while layering in additional sales and operating income from Autocam.”

“Shortly after the Autocam acquisition we created an NN Integration and Transformation team led by a group of leaders from our financial and operational disciplines. I am pleased to report we are on plan with this highly important initiative, specifically with our Autocam Precision Components Group.”

Mr. Holder concluded, “2014 has already been a transformative year for NN with the acquisition and integration of four new businesses. Given our performance and the closing of the Autocam transaction, we are revising our expected revenue guidance for full year 2014 from $400-$415 million given earlier this year to $490-$500 million, including approximately $103 million in incremental revenue from our four acquired companies.”

NN, Inc., a diversified industrial company manufactures and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis. Headquartered in Johnson City, Tennessee, NN has 25 manufacturing plants in the United States, Western Europe, Eastern Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending or completed acquisitions are also forward-looking statements, including statements relating to the anticipated closing date of an acquisition, the Company’s ability to obtain required regulatory approvals or satisfy closing conditions, the costs of an acquisition and the Company’s source(s) of financing, the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.

Financial Tables Follow

NN, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net Sales	$ 125,632	$ 93,023	$ 334,840	$ 283,125
Cost of products sold (exclusive of depreciation shown separately below)	100,441	73,020	265,010	223,288
Selling, general and administrative	11,124	8,099	29,799	25,544
Acquisition related costs excluded from selling, general and administrative	5,651	--	7,080	--
Depreciation and amortization	5,864	4,110	13,824	12,935
Loss on disposal of assets	--	--	--	5
Income from Operations	2,552	7,794	19,127	21,353

Interest expense	5,622	655	6,737	2,149
Other expense (income), net	1,557	(281)	1,769	84
Income before provision for income taxes	(4,627)	7,420	10,621	19,120
Provision (benefit) for income taxes	(562)	2,368	4,247	6,427
Share of net income (loss) from joint venture	225	--	225	--
Net income	$ (3,840)	$ 5,052	$ 6,599	$ 12,693

Diluted income per common share	$ (0.21)	$ 0.29	$ 0.36	$ 0.74

Weighted average diluted shares	18,411	17,450	18,120	17,180

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2014	December 31, 2013
Assets
Current Assets:
Cash	$ 26,892	$ 3,039
Accounts receivable, net	112,859	58,929
Inventories	86,921	54,530
Other current assets	20,053	9,176
Total current assets	246,725	125,674

Property, plant and equipment, net	274,600	121,089
Goodwill and intangible assets, net	141,904	9,524
Other non-current assets	55,159	6,115
Total assets	$ 718,388	$ 262,402

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 62,767	$ 40,687
Accrued salaries, wages and benefits	20,821	11,761
Current maturities of long-term debt	6,548	10,477
Income taxes payable	1,338	1,340
Other current liabilities	18,052	5,119
Total current liabilities	109,526	69,384

Non-current deferred tax liabilities	49,980	3,844
Long-term debt, net of current portion	353,951	26,000
Other non-current liabilities	24,675	10,414
Total liabilities	538,132	109,642

Total stockholders’ equity	180,256	152,760

Total liabilities and stockholders’ equity	$ 718,388	$ 262,402

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013
	In Thousands	In Thousands
Income from operations	$ 2,552	$ 7,794
Acquisition and integration costs	8,088	--
Adjusted income from operations	$ 10,640	$ 7,794

	Three Months Ended September 30, 2014		Three Months Ended September 30, 2013
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net income	$ (3,840)	$ (0.21)	$ 5,052	$ 0.29
After-tax acquisition and integration costs	9,222	0.50	--	--
After-tax foreign exchange loss on inter-company loans	880	0.05	(44)	--
Adjusted net income	$ 6,262	$ 0.34	$ 5,008	$ 0.29

	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
	In Thousands	In Thousands
Income from operations	$ 19,127	$ 21,353
Acquisition and integration costs	9,858	--
Adjusted income from operations	$ 28,985	$ 21,353

	Nine Months Ended September 30, 2014		Nine Months Ended September 30, 2013
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net income	$ 6,599	$ 0.36	$ 12,693	$ 0.74
After-tax acquisition and integration costs	10,354	0.57	--	--
After-tax foreign exchange loss on inter-company loans	880	0.05	168	0.01
After-tax restructuring and other non-recurring items	--	--	399	0.02
Adjusted net income	$ 17,833	$ 0.98	$ 13,260	$ 0.77

The Company’s management evaluates operating performance excluding unusual and/or nonrecurring items. The Company believes excluding such items provides a more effective and comparable measure of performance and a clearer view of underlying trends. Since net income excluding these items is not a measure calculated in accordance with GAAP, this should not be considered as a substitute for other GAAP measures, including net income, as an indicator of performance. Accordingly, net income/loss excluding the above items is reconciled to net income/loss on a GAAP basis.